SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

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[ ]	Soliciting Material Pursuant to sec. 240.14a-12

Starbucks Corporation

(Name of Registrant as Specified In Its Charter)

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Seattle, Washington

January 22, 2004

Dear Shareholders:

      You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Tuesday, March 30, 2004, at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Please note that the event is being held in a new location this year. Directions to McCaw Hall and transportation information appear on the back cover of this Notice of Annual Meeting and Proxy Statement. Enclosed with the Proxy Statement are two admission tickets for the Annual Meeting. Each attendee must present an admission ticket enclosed with this Proxy Statement.

      The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporation’s operations and respond to any questions you may have.

      As always, we anticipate a large number of attendees at our Annual Meeting of Shareholders. We have taken several steps to accommodate as many people as possible, including changing to a new location, providing additional seating in the main auditorium and overflow seating in a second auditorium. There are also large video monitors in the lobby of McCaw Hall.

      While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders arrive at McCaw Hall at least one hour prior to the event. Registration opens at 8 a.m. Please bring one of the enclosed tickets for each attendee.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz chairman and chief global strategist	Orin C. Smith president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
March 30, 2004

      The Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on Tuesday, March 30, 2004, at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect one Class 3 director to serve until the 2005 Annual Meeting of Shareholders and three Class 2 directors to serve until the 2007 Annual Meeting of Shareholders; and

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending October 3, 2004.

      Only shareholders of record at the close of business on January 26, 2004 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

      The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Company’s Annual Report to Shareholders for the fiscal year ended September 28, 2003.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

January 22, 2004

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT for the ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
PROPOSAL 2 -- RATIFICATION OF SELECTION OF AUDITOR
OTHER BUSINESS
PROPOSALS OF SHAREHOLDERS
SHAREHOLDERS SHARING THE SAME ADDRESS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT

for the
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement is furnished by and on behalf of the board of directors (the “Board of Directors” or “Board”) of Starbucks Corporation, a Washington corporation (“Starbucks” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10 a.m. (Pacific Time) on Tuesday, March 30, 2004 (the “Annual Meeting”), at Marion Oliver McCaw Hall (“McCaw Hall”) at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, and at any adjournment thereof. Directions to McCaw Hall and a map are provided on the back cover of this Proxy Statement. This Proxy Statement and the enclosed proxy card will be first mailed on or about February 11, 2004 to the Company’s shareholders of record on January 26, 2004 (the “Record Date”).

      A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company represented thereby will be voted: (1) FOR the election of the four directors nominated by the Board of Directors; (2) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2004, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Under Washington law, if a quorum is present, the four nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected as directors. If a quorum is present, approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees for director or other proposals. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

      The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

      At the close of business on January 21, 2004, there were 394,797,808 shares of Common Stock outstanding and there were no outstanding shares of any other class of stock. Holders of shares of Common Stock are entitled to cast one vote per share on all matters.

PROPOSAL 1 — ELECTION OF DIRECTORS

      During fiscal 2003, in accordance with the Company’s Amended and Restated Bylaws, the Company’s Board of Directors adopted a resolution increasing the size of the Board from nine to up to twelve members. The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three groups, with such groups to be as equal in number as possible. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. To fill the vacancies created by the increase in the size of the Board from nine to twelve members, in January 2003 the Board appointed Myron E. Ullman, III as a Class 1 director, and in June 2003 the Board appointed William W. (Bill) Bradley and Olden Lee to serve as a Class 2 director and Class 3 director, respectively. The terms of the current Class 2 directors, Messrs. Bradley, Maffei, Prentice and Smith, expire upon the election and qualification of the Class 2 directors to be elected at the Annual Meeting. Although the terms of the Class 3 directors do not expire until the 2005 Annual Meeting of Shareholders, because Mr. Lee was appointed by the Board to fill a vacancy, under Washington law, Mr. Lee’s term also expires at the Annual Meeting. Mr. Prentice has notified the Board that he will retire from the Board, effective immediately prior to the Annual Meeting, and so is not standing for reelection. The Board of Directors has nominated Messrs. Bradley, Maffei and Smith for reelection to the Board of Directors as Class 2 directors at the Annual Meeting, to serve until the 2007 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Board of Directors has also nominated Mr. Lee for reelection to the Board of Directors as a Class 3 director at the Annual Meeting, to serve with the other Class 3 directors until the 2005 Annual Meeting of Shareholders and until his successor has been elected and qualified. The terms of the Class 1 directors expire at the 2006 Annual Meeting of Shareholders.

      Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Bradley, Maffei, Smith and Lee to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

      Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any directors or executive officers of the Company. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

Class 2 Directors

Terms expire at the Annual Meeting

      WILLIAM W. (BILL) BRADLEY, 60, has been a director of the Company since June 2003. Mr. Bradley is a managing director of Allen & Company LLC and is chief outside advisor to McKinsey & Company’s non-profit practice. Mr. Bradley also served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. From 1979 until 1997, Mr. Bradley represented the State of New Jersey serving in the U.S. Senate. From 1967 through 1977, he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the board of directors of Eastman Kodak Company, Willis Group Holdings Limited and Seagate Technology.

      GREGORY B. MAFFEI, 43, has been a director of the Company since February 1999. Mr. Maffei is chairman and chief executive officer of 360networks Corporation, a telecommunications service provider.

Previously, Mr. Maffei served as the chief financial officer of Microsoft Corporation from 1997 to 2000, and as its vice president, corporate development and treasurer from 1994 to 1997. Mr. Maffei also serves on the board of directors of aQuantive, Inc. (until May 2004) and Electronic Arts Inc.

      ORIN C. SMITH, 61, has been a director of the Company since January 1996. Mr. Smith has served as president and chief executive officer of the Company since June 2000. From June 1994 to May 2000, Mr. Smith served as the Company’s president and chief operating officer, and from March 1990 to June 1994, he was the Company’s vice president and chief financial officer and later its executive vice president and chief financial officer.

Class 3 Director

Term expires at the Annual Meeting

      OLDEN LEE, 62, has been a director of the Company since June 2003. Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division.

Class 3 Directors

Terms expire at the 2005 Annual Meeting of Shareholders

      BARBARA BASS, 53, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. Ms. Bass also serves on the board of directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

      CRAIG J. FOLEY, 59, has been a director of the Company since March 1990. Mr. Foley has served as general partner of Wickham Capital, a venture capital partnership, since February 1994. He has also served as a partner of Phillips-Smith-Machens Venture Partners, a venture capital firm, since April 1994. From February 1982 to February 1994, Mr. Foley served on the board of directors of Chancellor Capital Management, Inc. (now, Invesco Capital Management) and, as managing director of its Alternative Asset Management Group, served as a financial advisor to various entities.

      HOWARD SCHULTZ, 50, is the founder of the Company, the chairman of the Board and has served as chief global strategist since June 2000. From the Company’s inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also the Company’s president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

Class 1 Directors

Terms expire at the 2006 Annual Meeting

      HOWARD P. BEHAR, 59, has been a director of the Company since January 1996. Mr. Behar came out of retirement to serve as the Company’s president, North America from September 2001 through December 2002. Prior to serving in that capacity, Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company’s executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as the Company’s senior vice president, Retail Operaions and from August 1989 to January 1991, he served as the Company’s vice president, Retail Stores. Mr. Behar also serves on the board of directors of The Gap, Inc. and Shurgard Storage Centers, Inc.

      JAMES G. SHENNAN, JR., 62, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since September 1989. Prior to that time, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

      MYRON E. ULLMAN, III, 57, has been a director since January 2003. Mr. Ullman served as co-chairman of Global Crossing Limited, a telecommunications service provider, from December 2002 to December 2003. From July 1999 to January 2002, Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer. From January 1995 to June 1999, Mr. Ullman served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman also serves on the board of directors of Taubman Centers, Inc. and Kendall-Jackson Wine Estates, Ltd.

      CRAIG E. WEATHERUP, 58, has been a director of the Company since February 1999. From March 1999 to January 2003, Mr. Weatherup served as the chairman and chief executive officer of The Pepsi Bottling Group, Inc. and currently is a member of its board of directors. Prior to the initial public offering of The Pepsi Bottling Group, Inc. in early 1999, Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business. Mr. Weatherup also serves on the board of directors of Federated Department Stores, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BRADLEY, MAFFEI, SMITH AND LEE TO THE BOARD OF DIRECTORS.

The Company’s Director Nominations Process

      The Company’s Board of Directors has, by resolution of the Board, adopted a Director Nominations Policy (the “Nominations Policy”). The purpose of the Nominations Policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees (the “Candidates”) are selected. The Nominations Policy is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board. As noted earlier, two of the Company’s current directors, Messrs. Bradley and Lee, were appointed by the Board in June 2003 to fill two newly-created board vacancies and have not been previously elected by the shareholders. Mr. Lee was recommended by one of the Company’s non-management directors and Mr. Bradley was recommended by one of the Company’s executive officers.

Minimum Criteria for Board Members

      Each Candidate must possess at least the following specific minimum qualifications:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s shareholders and not just one particular constituency.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	No Candidate, or family member (as defined in NASD rules), or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Qualities and Skills

      In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being one of the world’s leading consumer brands. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior level international experience, senior level multi-unit small box retail or restaurant experience and relevant senior level expertise in one or more of the following areas – finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

      The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources – members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

      Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Nominating Committee.

      The Nominations Policy divides the process for Candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “Qualified Shareholders” (as defined below).

General Nomination Right of All Shareholders

      Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in the Company’s Amended and Restated Bylaws. The Company has an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to the Company’s executive vice president, general counsel and secretary must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual shareholders meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

      In addition to those Candidates identified through its own internal processes, in accordance with the Nominations Policy, the Nominating Committee will evaluate a Candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of the Common Stock for at least one year (and will hold the required number of shares through the annual shareholders meeting) and that satisfies the notice, information and consent provisions in the Nominations Policy (a “Qualified Shareholder”). All Candidates (whether identified internally or by a Qualified Shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

      In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, a notice from a Qualified Shareholder regarding a potential Candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

      Any Candidate proposed by a Qualified Shareholder must be independent of the Qualified Shareholder in all respects as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Shareholder must also meet the definition of an “independent director” under NASD rules.

Evaluation of Candidates

      The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

      If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Nominating Committee members, the chairman of the Board and chief global strategist, and the president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended Candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

      The Company’s fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next annual meeting and the Company’s proxy statement. The Board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in March of the following calendar year.

Future Revisions to the Nominations Policy

      The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominations Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site at http://www.starbucks.com/aboutus/corporate governance.asp.

Affirmative Determinations Regarding Director Independence and Other Matters

      The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”):

Barbara Bass
William W. (Bill) Bradley
Craig J. Foley
Olden Lee
Gregory B. Maffei
Arlen I. Prentice
James G. Shennan
Myron E. Ullman, III
Craig E. Weatherup

      In this proxy statement these nine directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

      The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service. The Board of Directors has further determined that Gregory B. Maffei, a member of the Audit and Compliance Committee of the Board of Directors, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

      With the assistance of legal counsel to the Company, the Nominating Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the Independent Directors. On the basis of this review, the Nominating Committee delivered a report to the full Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating Committee’s report and each member’s review of the information made available to the Nominating Committee.

Presiding Director

      Each March, the Independent Directors select from their group an Independent Director to preside at all meetings of the Independent Directors. Mr. Shennan currently serves as presiding director. The Independent Directors meet in executive session at each Board meeting.

Compensation of Directors

      Only non-employee directors are compensated for serving as directors of the Company. Prior to fiscal 2003, non-employee directors were compensated only by receiving options to purchase Common Stock under the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the “NED Option Plan”). Under the former guidelines, after the end of each calendar year of Board service each non-employee director received an immediately exercisable option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. Under the former guidelines, in January 2003 each of Messrs. Foley, Maffei, Prentice, Shennan and Weatherup and Ms. Bass received options to purchase 50,000 shares of Common Stock at an exercise price of $20.35 per share under the NED Option Plan for their service on the Board during calendar year 2002.

      In May 2003, the Board of Directors, on recommendation from the Nominating Committee, adopted new guidelines for the compensation of the Company’s non-employee directors. Under these guidelines, for each fiscal year of service non-employee directors receive a retainer of $100,000 and $100,000 in equity compensation. Non-employee directors may elect to receive the $100,000 retainer in cash or in the form of deferred stock units or options to acquire Common Stock under the NED Option Plan. Non-employee directors may elect to receive the $100,000 in equity compensation in the form of either deferred stock units or options granted under the NED Option Plan. Elections regarding the form of compensation to be received for a fiscal year must be made prior to the beginning of the fiscal year, and non-employee directors receive their compensation in accordance with those elections in November.

      Upon first joining the Board of Directors, under the new guidelines non-employee directors are granted options to acquire 30,000 shares of Common Stock under the NED Option Plan. These options vest in equal annual installments over a three-year period and have an exercise price equal to the fair market value of the Common Stock on the date of grant. New non-employee directors first become eligible to receive the retainer and equity compensation described above in respect of the first full fiscal year after they join the Board of Directors.

      Non-employee directors may elect to receive all or a portion of their $100,000 retainer and $100,000 in equity compensation in the form of options to acquire Common Stock granted under the NED Option Plan. The number of options granted under the NED Option Plan is determined by dividing the dollar amount of compensation elected to be received in that form by the fair market value of the Common Stock on a predetermined date, multiplied by three. These options vest one year after the date of grant and have an exercise price equal to the price used to calculate the number of options to be granted.

      Under the Starbucks Corporation Directors Deferred Compensation Plan, as amended and restated effective September 29, 2003 (the “NED Deferral Plan”), non-employee directors have the option of deferring all or a portion of their $100,000 retainer and $100,000 in equity compensation by electing to receive deferred stock units instead. The number of deferred stock units credited to a director’s account under the NED Deferral Plan is determined by dividing the amount elected to be deferred by the fair market value of the Common Stock on a predetermined date. Upon ceasing to serve on the Board of Directors, non-employee directors participating in the plan receive cash or shares of Common Stock equal to the value or number of deferred stock units with which they have been credited.

      As has been described above, fiscal 2003 was a transition year in terms of non-employee director compensation. Because non-employee directors were compensated under the old guidelines for the period ending December 31, 2002, and because the new guidelines compensate non-employee directors based on the Company’s fiscal year, rather than the calendar year, non-employee directors received compensation under the new guidelines only for the period of January 1, 2003 through September 28, 2003, which represented the portion of fiscal 2003 during which the new guidelines were in effect. For fiscal 2003, this resulted in pro rata total compensation of $150,000, in the form of a retainer of $75,000 and $75,000 in equity compensation. Because the new guidelines were implemented in May 2003, non-employee directors could not make an election with respect to whether to receive the portion of the retainer paid for the period January through May 2003, and so each of Messrs. Foley, Maffei, Prentice, Shennan and Weatherup and Ms. Bass received a cash payment of $41,667 as his or her retainer for that period. Upon the Board’s adoption of the new guidelines in May 2003, each of those non-employee directors made an election with respect to how to receive the balance of his or her retainer for fiscal 2003 and how to receive his or her equity compensation. Messrs. Foley and Maffei and Ms. Bass elected to receive all of their respective remaining compensation under the new guidelines, both retainer and equity compensation, in the form of stock options, and therefore in June 2003 each received an option to purchase 13,271 shares of Common Stock at an exercise price of $24.49 per share under the NED Option Plan. Messrs. Prentice, Shennan and Weatherup elected to receive the remainder of their retainers in cash and their equity compensation in the form of stock options, and therefore in June 2003 each received a cash payment of $33,333 and an option to purchase 9,188 shares of Common Stock at an exercise price of $24.49 per share under the NED Option Plan. In May 2003, Mr. Ullman received an option to purchase 30,000 shares of Common Stock at an exercise price of $23.60 per share under the NED Option Plan as his initial option grant upon joining the Board of Directors, and each of Messrs. Bradley and Lee received an option to purchase 30,000 shares of Common Stock at an exercise price of $24.45 per share in June 2003 as his initial option grant upon joining the Board of Directors. During fiscal 2003, Mr. Behar received an option to purchase 125,000 shares at an exercise price of $20.64 per share vesting in three equal annual installments under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan — 1994 (the “Key Employee Plan”) for services rendered as president, North America of the Company prior to his retirement from that position.

Board and Committee Meetings

      During fiscal 2003, the Board of Directors had three standing committees: Compensation and Management Development (the “Compensation Committee”), Audit and Compliance (the “Audit Committee”), and Nominating and Corporate Governance (the “Nominating Committee”). The Board of Directors held seven meetings, the Compensation Committee held five meetings, the Audit Committee held seven meetings and the Nominating Committee held six meetings. It is the policy of the Board of Directors to hold an executive session without the presence of management at each Board meeting. During fiscal 2003, each director attended all meetings of the Board of Directors and Board committees on which he or she served. The report of each of the committees is set forth below.

Audit and Compliance Committee Report

      During fiscal 2003, Messrs. Foley, Maffei, Shennan and Weatherup served on the Audit Committee, with Mr. Foley serving as Chair and Mr. Maffei joining the Audit Committee in June 2003. Each of Messrs. Foley, Maffei, Shennan and Weatherup meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASD Rule 4200(a)(15). Each Audit Committee member meets the NASD’s financial knowledge requirements, and Mr. Maffei, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the NASD’s professional experience requirements as well. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the NASD. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement. As more fully described in the Charter, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, including the quarterly review and the annual audit of the Company’s consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditor. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2003 with management and the Company’s independent auditors and discussed those matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with the Company’s independent auditor. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Deloitte, and discussed that firm’s independence with representatives of the firm.

      Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and the Company’s independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended September 28, 2003 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

Craig J. Foley (Chair)
Gregory B. Maffei
James G. Shennan, Jr.
Craig E. Weatherup

Compensation and Management Development Committee Report

      Through May 2003, Mr. Prentice, Ms. Bass and Mr. Maffei served on the Compensation Committee, with Mr. Prentice serving as Chair. Mr. Ullman was appointed to the Compensation Committee in March 2003. In May 2003, Ms. Bass replaced Mr. Prentice as Chair. In June 2003, the Board appointed Mr. Lee to the Compensation Committee and appointed Mr. Maffei to the Audit Committee, at which time Mr. Maffei stepped down from the Compensation Committee. Therefore, the current members of the Compensation Committee are Ms. Bass and Messrs. Prentice, Ullman and Lee (with Ms. Bass serving as Chair). Mr. Prentice will retire from the Board and the Compensation Committee effective immediately prior to the Annual Meeting. Each director who served on the Compensation Committee during fiscal 2003 qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “independent director” as such term is defined in NASD Rule 4200(a)(15). The Compensation Committee is responsible for conducting an annual review of the Company’s compensation packages for senior executive officers, including the president and chief executive officer, and the chairman of the Board and chief global strategist. In connection therewith, the Compensation Committee reviews and recommends to the Independent Directors (i) the annual base salary level, (ii) the annual cash bonus opportunity level, and (iii) the long-term incentive opportunity for each senior executive officer. The Compensation Committee’s recommendations are reviewed and approved by the Independent Directors. According to Company policy, non-employee directors who are not independent may participate in the discussions by the Independent Directors, but they may not vote on whether to approve the Compensation Committee’s recommendations.

      During a portion of fiscal 2003, consistent with the Company’s past practice, certain of the Compensation Committee’s functions were delegated to a Special Compensation Committee, which was comprised of Ms. Bass and Messrs. Maffei and Ullman. In June 2003, the Special Compensation Committee was dissolved and its role was absorbed into the Compensation Committee. The Special Compensation Committee formerly reviewed, and the Compensation Committee now reviews (and makes recommendations to the Independent Directors on), remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in the Executive Compensation section of this Proxy Statement (such named executives, the “Named Executive Officers”). The Special Compensation Committee also formerly reviewed, and the Compensation Committee now reviews (and makes recommendations to the Independent Directors on), payments of bonuses under the Company’s Executive Management Bonus Plan (the “EMB Plan”).

      Compensation Components: The Board of Directors believes that compensation paid to senior executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, it is the view of the Board that the compensation packages for senior executive officers should consist of three components: (i) annual base salary; (ii) incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year; and (iii) stock option awards designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

      The Compensation Committee reviews and makes recommendations to the Independent Directors on total annual compensation for the chairman and chief global strategist, the president and chief executive officer and certain other executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of The Nasdaq Stock Market, Inc., and includes an array of companies in specialty retail and other industries with high growth and strong brand image characteristics. In addition to reviewing executive officers’ compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company’s president and chief executive officer regarding total compensation for those executives reporting directly to him. The Compensation Committee makes this information available to the

Independent Directors, who determine the compensation of these senior executive officers after considering recommendations received from the Compensation Committee.

      Total Compensation: Based on the Company’s fiscal 2003 performance, the Compensation Committee recommended that total compensation for executive officers for fiscal 2003 (the sum of base salary, incentive bonus and long-term compensation delivered through stock option awards) should be targeted at the 75th percentile of selected peer group companies.

      Base Salary: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay and Company peer group pay levels. In fiscal 2003, Mr. Smith’s base salary was determined in accordance with the factors above. In fiscal 2003, Mr. Smith’s base salary was $1,133,600 (although the amount actually paid and reflected in the Summary Compensation Table is slightly less because of the Company’s payroll schedule), an amount slightly above the competitive target of the 50th percentile of salaries paid by targeted peer companies.

      Incentive Bonus: Incentive bonuses are generally granted based on a percentage of each senior executive officer’s base salary. During fiscal 2003, the president and chief executive officer, the chairman of the Board and chief global strategist and the executive vice presidents of the Company participated in the EMB Plan. The EMB Plan, as in effect during fiscal 2003, was designed to enable at least 80% of the target amounts of incentive bonuses paid to executive officers to qualify as “performance-based compensation” (as defined in Section 162(m) of the Code) and therefore be deductible by the Company for tax purposes. It is the Company’s intention and general practice to pay “performance-based compensation” that is deductible, but the Company may from time to time pay amounts that are not deductible to meet hiring, retention or other compensation objectives.

      The Compensation Committee recommends to the Independent Directors the objective performance measure or measures, bonus target percentages and other terms and conditions of awards under the EMB Plan. During fiscal 2003, target bonus amounts under the EMB Plan were expressed as a percentage of base salary and were established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 2003, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position. For Messrs. Smith and Schultz, the EMB Plan provided a bonus target of approximately $1,133,600, or 100% of base salary, for achievement of 100% of the objective performance goal. After the end of the fiscal year, the Compensation Committee determined the extent to which the performance goals were achieved and recommended to the Independent Directors the amount of the award to be paid to each participant.

      Under the EMB Plan as in effect during fiscal 2003, 80% of the target bonus was based on the achievement of a specified objective performance goal recommended by the Compensation Committee (and approved by the Independent Directors) for the fiscal year (other than for Messrs. Schultz and Smith, for whom 100% of the target bonus was based on the objective performance goal). The terms of the EMB Plan permit bonus payouts in excess of the target bonus in the event (as was the case in fiscal 2003) that the Company’s actual financial performance is better than the objective performance goal. In fiscal 2003, the objective performance measure upon which the objective performance goal was based was an earnings per share target. Twenty percent (20%) of the target bonus for each officer other than Messrs. Schultz and Smith was based on specific individual performance, which changes somewhat each year according to strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each individual performance goal typically range from 5% to 35% of the 20% target bonus based on specific individual performance. All performance goals were established and approved by the Independent Directors within the first 90 days of fiscal 2003.

      The total bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a threshold level of performance, no awards may be granted pursuant to the objective performance goal and the Independent Directors, acting on the recommendation of the Compensation Committee may, in their discretion, reduce the awards pursuant to individual performance goals. For fiscal 2003, Mr. Smith earned a bonus of $1,417,000, based on the achievement of the objective performance goal. Because the Company achieved earnings per share greater than that required to obtain 100% of the target bonus amount attributed to the objective performance goal, the bonus paid to Mr. Smith was somewhat above his annual base salary and above the competitive target of the 50th percentile of bonuses paid by target peer group companies.

      Stock Options: In fiscal 2003, long-term performance based compensation of senior executive officers took the form of option awards under the Key Employee Plan. The Board of Directors believes that equity-based compensation ensures that the Company’s senior executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted as non-qualified stock options with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if the market price of the Common Stock increases after that date.

      In determining the size of stock option grants to senior executive officers under the Key Employee Plan, the Compensation Committee bases its recommendations to the Independent Directors on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against the strategic plan, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. In fiscal 2003, Mr. Smith was granted options to purchase 512,000 shares of Common Stock. Mr. Smith’s grant, as well as the stock options granted to the other senior executive officers, were granted on September 30, 2002 and reflect the Company’s and such officers’ performance for fiscal 2002.

Respectfully submitted,

Barbara Bass (Chair)
Olden Lee
Arlen I. Prentice
Myron E. Ullman, III

Nominating and Corporate Governance Committee Report

      During fiscal 2003, Messrs. Weatherup, Shennan and Bradley and Ms. Bass served on the Nominating Committee, with Mr. Weatherup serving as Chair. Mr. Bradley joined the Nominating Committee in June 2003. Each of the members of the Nominating Committee has been affirmatively determined by the Board of Directors to be an “independent director” as defined in NASD Rule 4200(a)(15).

      The Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute and organize appropriately the Board of Directors to meet its fiduciary obligations to the Company and its shareholders on an ongoing basis. Among its specific duties, the Nominating Committee makes recommendations to the Board of Directors about the Company’s corporate governance processes, assists in identifying and recruiting candidates for the Board, administers the Director Nominations Policy, considers nominations to the Board received from shareholders, makes recommendations to the Board regarding the membership and chairs of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, annually recommends to the other Independent Directors for their selection the Independent Director who will preside at all meetings of the Independent Directors for the following year, periodically reviews the type and amount of Board compensation for Independent Directors and makes recommendations to the full Board regarding such compensation.

      Together with the Chair of the Compensation Committee, the Chair of the Nominating Committee at the direction of the full Board annually reviews the performance of the Company’s chairman and chief global strategist and its president and chief executive officer and meets with each such officer to share the findings of such review. The Nominating Committee also annually reports findings of fact to the Board of Directors that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by NASD and SEC rules and applicable law.

Respectfully submitted,

Craig E. Weatherup (Chair)
Barbara Bass
William W. (Bill) Bradley
James G. Shennan, Jr.

Independent Auditor Fees

      The following table sets forth the aggregate fees billed to the Company for fiscal 2003 by Deloitte:

Audit Fees	$1,364,000
All Other Fees
Audit-Related Fees	107,000
Tax Fees	98,000

Total All Other Fees	$205,000

      Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

      Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

      The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy is available at http://www.starbucks.com/aboutus/corporate governance.asp. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

      Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to the Company’s controller. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The independent auditor and management must report to the Audit Committee on a timely basis regarding the services provided by the independent auditor in accordance with general pre-approval.

      None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2003, Ms. Bass and Messrs. Lee, Maffei, Prentice and Ullman served on the Compensation Committee. Mr. Ullman joined the committee in March 2003. Upon his election to the Board of Directors in June 2003, Mr. Lee joined the Compensation Committee in place of Mr. Maffei, who moved to the Audit Committee.

      Until January 1, 2003, Mr. Prentice was a member of the board of directors of PlayNetwork, Inc. (“PlayNetwork”), and was also affiliated with Chartwell Capital Investors II, L.P., which owns approximately 30% of PlayNetwork. Effective January 1, 2003, Mr. Prentice resigned from the board of directors of, terminated any affiliation with, and divested himself of any economic interest in, PlayNetwork. Starbucks purchases music services for its retail stores from PlayNetwork and, during the period in which Mr. Prentice was affiliated with PlayNetwork, paid $658,502, $2,954,808 and $2,343,657 to PlayNetwork for such services in fiscal 2003, 2002 and 2001, respectively.

Corporate Governance

      Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.starbucks.com/aboutus/corporate governance.asp.

•	Corporate Governance Principles and Practices

•	Amended and Restated Articles of Incorporation, as amended

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Nominations Policy

•	Standards of Business Conduct (applicable to directors, officers and employees)

•	Code of Ethics for CEO and Senior Finance Leaders

•	Policy on Communicating Complaints and Concerns to the Company and the Board

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

Copies may also be obtained, free of charge, by writing to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, S-LA1, Seattle, Washington, 98134.

      The Policy on Communicating Complaints and Concerns to the Company and the Board (the “Complaints and Concerns Policy”) describes the manner in which interested persons can send communications to the Board, the committees of the Board and to individual directors and describes the Company’s process for determining which communications will be relayed to Board members. The Complaints and Concerns Policy provides that interested persons may telephone their complaints or concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the

Board, committees of the Board and individual directors by mailing those communications to our third party service provider for receiving these communications at:

Starbucks Corporation

[Addressee*]
c/o Compliance Services
Private Mail Box 3767
13950 Ballantyne Corporate Place
Charlotte, NC 28277

*	Audit and Compliance Committee of the Board of Directors

Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

      The Corporate Governance Principles and Practices require each Board member to attend the Company’s annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were 10 directors at the time of the 2003 Annual Meeting of Shareholders and all 10 attended the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of December 31, 2003, there were no persons known by management of the Company to own beneficially more than 5% of the outstanding Common Stock. The following table sets forth information concerning the beneficial ownership of Common Stock of (i) the directors of the Company, (ii) the Named Executive Officers and (iii) all current directors and executive officers of the Company as a group. Such information is provided as of December 31, 2003. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class(2)

Howard Schultz	15,841,026	(3)	3.9%
Orin C. Smith	2,408,052	(4)	*
Barbara Bass	377,283	(5)	*
Howard P. Behar	295,159	(6)	*
William W. (Bill) Bradley	3,283	(7)	*
Craig J. Foley	367,800	(8)	*
Olden Lee	0		*
Gregory B. Maffei	203,283	(9)	*
Arlen I. Prentice	896,288	(10)	*
James G. Shennan, Jr.	597,142	(11)	*
Myron E. Ullman, III	10,000	(12)	*
Craig E. Weatherup	220,000	(13)	*
James L. Donald	125,000	(14)	*
Michael Casey	472,802	(15)	*
David A. Pace	50,000	(16)	*
All Directors and Executive Officers as a Group (19 persons)	22,311,245	(17)	5.5%

(1)	The address of all persons listed is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

(2)	Based on 394,039,763 shares of Common Stock outstanding on December 31, 2003.

(3)	Includes 7,964,886 shares subject to options exercisable within 60 days of December 31, 2003. Also includes the following shares as to which Mr. Schultz disclaims beneficial ownership: 141,272 shares of Common Stock held by the Schultz Family Foundation, of which Mr. Schultz is a co-trustee, and 82,400 shares of Common Stock pledged to the Company in connection with a split-dollar life insurance policy.

(4)	Includes 2,386,334 shares subject to options exercisable within 60 days of December 31, 2003.

(5)	Includes 360,000 shares subject to options exercisable within 60 days of December 31, 2003.

(6)	Includes 275,001 shares subject to options exercisable within 60 days of December 31, 2003.

(7)	Includes 3,283 shares held directly by Mr. Bradley. No shares are subject to options exercisable within 60 days of December 31, 2003.

(8)	Includes 337,000 shares subject to options exercisable within 60 days of December 31, 2003.

(9)	Includes 200,000 shares subject to options exercisable within 60 days of December 31, 2003.

(10)	Includes 77,936 shares held by the Prentice Family Partnership, a general partnership of which Mr. Prentice serves as a general partner, and 541,000 shares subject to options exercisable within 60 days of December 31, 2003.

(11)	Includes 93,720 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 400,400 shares subject to options exercisable within 60 days of December 31, 2003.

(12)	Includes 10,000 shares owned directly by Mr. Ullman. No shares are subject to options exercisable within 60 days of December 31, 2003.

(13)	Includes 200,000 shares subject to options exercisable within 60 days of December 31, 2003.

(14)	Includes 125,000 shares subject to options exercisable within 60 days of December 31, 2003.

(15)	Includes 434,730 shares subject to options exercisable within 60 days of December 31, 2003.

(16)	Includes 50,000 shares subject to options exercisable within 60 days of December 31, 2003.

(17)	Includes 13,675,352 shares subject to options exercisable within 60 days of December 31, 2003.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to or earned by (i) the Company’s president and chief executive officer and (ii) the Company’s four other most highly compensated executive officers in fiscal 2003 during each of the Company’s last three fiscal years.

Summary Compensation Table

							Long-Term
		Annual Compensation					Compensation

							Number of
					Other Annual		Securities	All Other
	Fiscal				Compensation		Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)		Options(1)	($)

Orin C. Smith	2003	1,132,762	1,417,000		—		512,000	43,341	(2)
president and	2002	1,088,269	1,362,500		—		715,000	7,583	(2)
chief executive officer	2001	995,192	1,150,000		—		790,000	6,860	(2)
Howard Schultz	2003	1,132,762	1,417,000		—		512,000	19,864	(3)
chairman and	2002	1,088,269	1,362,500		—		715,000	2,100	(3)
chief global strategist	2001	995,192	1,150,000		—		790,000	26,942	(3)
James L. Donald	2003	744,615	1,200,000	(4)	133,256	(5)	500,000	969	(6)
president, North America	2002	—	—		—		—	—
	2001	—	—		—		—	—
Michael Casey	2003	534,584	334,375		—		175,000	13,674	(7)
executive vice president,	2002	510,600	318,302		—		165,000	5,460	(7)
chief financial officer and	2001	470,250	270,825		—		170,000	8,560	(7)
chief administrative officer
David A. Pace	2003	400,000	435,000	(8)	175,704	(9)	—	2,023	(10)
executive vice president,	2002	63,077	—		57,143	(9)	200,000	—
Partner Resources	2001	—	—		—		—	—

(1)	The number of securities underlying options for fiscal 2001 has been adjusted to reflect the two-for-one stock split effected by the Company in April 2001.

(2)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Smith of $300, $300 and $1,700 in fiscal 2003, 2002 and 2001, respectively, (ii) a matching contribution by the Company to the Company’s Management Deferred Compensation Plan (“MDCP”) on behalf of Mr. Smith of $1,700 in fiscal 2003, (iii) $33,421 in imputed income during fiscal 2003 for personal use of corporate aircraft, and (iv) $7,920, $7,283 and $5,160 in imputed income during fiscal 2003, 2002 and 2001, respectively, for group life insurance premiums paid by the Company.

(3)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Schultz of $300, $300 and $1,731 in fiscal 2003, 2002 and 2001, respectively, (ii) a matching contribution by the Company to the MDCP on behalf of Mr. Schultz of $200 in fiscal 2003, (iii) $16,826 in imputed income during fiscal 2003 for personal use of corporate aircraft, (iv) $23,411 in fiscal 2001 for unreimbursed payments by the Company of the insurance premium for a split-dollar life insurance policy originally issued in 1991, and (v) $2,538, $1,800 and $1,800 in imputed income during fiscal 2003, 2002 and 2001, respectively, for group life insurance premiums paid by the Company.

(4)	The amount shown includes (i) a $400,000 hiring bonus paid to Mr. Donald in fiscal 2003 and (ii) an $800,000 annual bonus for fiscal 2003 performance.

(5)	The amount shown includes relocation and temporary housing expenses of $133,256 paid to Mr. Donald.

(6)	The amount shown includes $969 in imputed income during fiscal 2003 for group life insurance premiums paid by the Company.

(7)	The amount shown includes (i) matching contributions to the Company’s 401(k) Plan on behalf of Mr. Casey of $300, $300 and $1,700 in fiscal 2003, 2002 and 2001, respectively, (ii) a matching contribution by the Company to the MDCP on behalf of Mr. Casey of $2,936 in fiscal 2003, (iii) $5,242 in imputed income during fiscal 2003 for personal use of corporate aircraft, and (iv) $5,196, $5,160 and $5,160 in imputed income during fiscal 2003, 2002 and 2001, respectively, for group life insurance premiums paid by the Company.

(8)	The amount shown includes (i) a $185,000 hiring bonus earned by Mr. Pace in fiscal 2003, a portion of which he deferred, and (ii) a $250,000 annual bonus for fiscal 2003 performance. Mr. Pace accepted an offer to join the Company in July 2002; however, his hiring bonus was not finally determined or paid until December 2002 and January 2003, respectively. Because he joined the Company in late fiscal 2002, Mr. Pace did not receive any bonus for fiscal 2002 performance.

(9)	The amounts shown include relocation and temporary housing expenses of $175,704 and $57,143 paid to Mr. Pace in fiscal 2003 and 2002, respectively.

(10)	The amount shown includes (i) a matching contribution by the Company to the MDCP on behalf of Mr. Pace of $823 in fiscal 2003, and (ii) $1,200 in imputed income during fiscal 2003 for group life insurance premiums paid by the Company.

Stock Option Grants in Fiscal 2003

      The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Executive Officers during fiscal 2003. The Company has no outstanding stock appreciation rights. The amounts shown for each Named Executive Officer below as potential realizable values are based entirely on hypothetical annualized rates of stock appreciation of five percent and ten percent compounded over the full ten-year terms of the options. These assumed rates of growth were selected by the SEC for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, there can be no assurance that the Named Executive Officers will receive the potential realizable values shown in this table.

Option Grants in Fiscal 2003

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Number of	Percent of			for Option Term
	Securities	Total Options
	Underlying Options	Granted to	Exercise Price		Five Percent	Ten Percent
Name	Granted	Employees	Per Share	Expiration Date	($)	($)

Orin C. Smith	512,000(1)	5.6	$20.64	09/30/12	6,645,957	16,842,160
Howard Schultz	512,000(2)	5.6	$20.64	09/30/12	6,645,957	16,842,160
James L. Donald	500,000(3)	5.5	$21.72	10/17/12	6,829,796	17,308,043
Michael Casey	175,000(4)	1.9	$20.64	09/30/12	2,271,567	5,756,598
David A. Pace	—(5)	—	—	—	—	—

(1)	Mr. Smith’s options become exercisable in two 170,667-share increments on September 30, 2003 and 2004, and one 170,666-share increment on September 30, 2005.

(2)	Mr. Schultz’s options become exercisable in two 170,667-share increments on September 30, 2003 and 2004, and one 170,666-share increment on September 30, 2005.

(3)	Mr. Donald’s options become exercisable in four 125,000-share increments on October 17, 2003, 2004, 2005 and 2006.

(4)	Mr. Casey’s options become exercisable in one 58,334-share increment on September 30, 2003, and two 58,333-share increments on September 30, 2004 and 2005.

(5)	Mr. Pace received options upon hire in fiscal 2002 and did not receive options in fiscal 2003.

Exercises of Stock Options

      The following table sets forth information regarding stock option exercises during fiscal 2003 by the Named Executive Officers and the value of each Named Executive Officer’s exercised and unexercised stock options on September 28, 2003.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Securities		In-the-Money Options at
			Underlying Unexercised		Fiscal Year End(2)
	Shares Acquired	Value	Options at Fiscal Year End		($)
	on Exercise	Realized(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Orin C. Smith	—	—	1,714,002	1,251,998	24,798,781	14,083,229
Howard Schultz	809,160	15,051,478	7,292,554	1,251,998	141,822,647	14,083,229
James L. Donald	—	—	—	500,000	—	3,925,000
Michael Casey	164,020	2,813,421	306,126	341,666	4,875,379	3,719,119
David A. Pace	—	—	50,000	150,000	503,500	1,510,500

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of September 26, 2003 (the last trading day prior to the Company’s fiscal year end on September 28, 2003).

Equity Compensation Plan Information

      The following table provides information as of September 28, 2003 regarding shares outstanding and available for issuance under the Company’s existing stock option plans (in millions, except per share amounts):

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	securities reflected in
Plan category	Warrants and Rights	and Rights	column (a))

Equity compensation plans approved by security holders	29.1	$15.17	25.0
Equity compensation plans not approved by security holders	10.0	$16.34	14.1

Total	39.1	$15.47	39.1

      The shares to be issued under plans not approved by shareholders relate to the Company’s 1991 Company-Wide Stock Option Plan (the “Bean Stock Plan”) and the Company’s UK Share Save Plan. The Bean Stock Plan is the Company’s broad-based stock option plan and provides for the annual issuance of stock options to eligible employees. The Bean Stock Plan was approved and adopted by the Board in 1991 and did not require shareholder approval. Generally, options are granted annually under the Bean Stock Plan. These grants require Board approval, are linked to performance goals of the Company and are granted to employees as a percentage of base salary. In fiscal 2003, over 31,000 employees were granted options under the Bean Stock Plan.

      The Company’s UK Share Save Plan, which is a U.K. Inland Revenue approved Save-As-You-Earn plan, allows eligible employees in the United Kingdom to save for a three-year period through payroll deductions toward the purchase of the Common Stock at a discount from the fair market value of the first day of business of a three-year offering period. The total number of shares issuable under the plan is 600,000, of which 31,294 were issued as of September 28, 2003.

Severance Arrangements

      Messrs. Donald, Casey and Pace have severance arrangements with the Company pursuant to which each of them will be entitled to receive a severance payment in the event he is terminated by the Company without cause, as defined in his original offer letter from the Company. Under those circumstances, Mr. Donald will be entitled to a payment equal to two times his annual base salary plus his targeted bonus at the time of termination, Mr. Casey will be entitled to continued payment of his annual base salary for a period of 12 months after the date of his termination, and Mr. Pace will be entitled to a payment equal to his annual base salary plus his targeted bonus at the time of termination, in each case less lawful deductions.

Involvement in Certain Legal Proceedings

      Mr. Donald was chairman, president and chief executive officer of Pathmark Stores, Inc. at the time Pathmark filed for bankruptcy protection in July 2000. Pathmark emerged from bankruptcy protection in September 2000, and Mr. Donald remained as its chairman, president and chief executive officer until he joined the Company in October 2002.

Performance Graph

      The following graph depicts the Company’s total return to shareholders from September 27, 1998 through September 28, 2003, relative to the performance of the Standard & Poor’s 500 Index, the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Eating and Drinking Establishments Index, a peer group. All indices shown in the graph have been reset to a base of 100 as of September 27, 1998 and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has never paid cash dividends on its Common Stock. The points represent index levels based on the last trading day of the Company’s fiscal year. The chart set forth below was prepared by Research Data Group, Inc., which holds a license to provide the indices used herein.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG STARBUCKS CORPORATION, THE S & P 500 INDEX,
THE NASDAQ STOCK MARKET (U.S.) INDEX, AND A PEER GROUP

	09/27/98	10/03/99	10/01/00	09/30/01	09/29/02	09/28/03

Starbucks Corporation	$100	$134	$224	$167	$235	$330
Standard & Poor’s 500	$100	$128	$145	$106	$84	$105
Nasdaq Stock Market	$100	$158	$211	$86	$70	$104
Nasdaq Eating and Drinking Establishments	$100	$102	$98	$111	$133	$159

Certain Transactions and Compensation Arrangements

      During fiscal 2003, 2002 and 2001, the Company chartered an aircraft operated by Devon Air Holdings, LLC (“Devon Air”), a limited liability company wholly-owned by Mr. Schultz, the Company’s chairman of the Board of Directors and chief global strategist, for executive business travel. The Company paid $133,810, $475,344 and $356,697 in fiscal 2003, 2002 and 2001, respectively, for the charter of this aircraft, based on a discounted rate for actual hours flown.

      During fiscal 2003, the Company entered into a series of agreements with Canarsie Holdings, LLC (“Canarsie”), a limited liability company wholly-owned by Mr. Schultz and his wife. Canarsie now operates the aircraft formerly operated by Devon Air. Pursuant to an Aircraft Interchange Agreement dated as of October 28, 2002, each of the Company and Canarsie agreed to lease its aircraft to the other on an as-needed basis at prescribed rates with monthly reconciliations of amounts owed. Based on differences in hours flown and cost per flight hour for each aircraft, Canarsie paid the Company a net amount of $23,400 before applicable taxes under this agreement during fiscal 2003. The Company and Canarsie also have agreed to provide use of each other’s aircraft on a time-sharing basis under Time-Sharing Agreements dated October 28, 2002. Pursuant to these agreements, during fiscal 2003 the Company paid Canarsie $77,000 before applicable taxes for the use of Canarsie’s aircraft, and Canarsie did not use the Company’s aircraft and so made no payments to the Company. Pursuant to an agreement dated October 4, 2002, the Company agreed to loan to Canarsie on a temporary basis flight crew members employed by the Company from time to time upon the request of Canarsie and to the extent the crew members are not otherwise needed by the Company. Under the terms of this agreement, Canarsie pays to the Company $250 per flight hour per temporary flight crew member plus all out-of-pocket expenses incurred by temporary crew members related to their service on Canarsie flights. Pursuant to a lease agreement dated as of April 21, 2003, between the Company and Canarsie, the Company leased to Canarsie the use of a portion of an airplane hangar with office space for the purposes of storing, repairing and maintaining an airplane owned or leased by Canarsie. Canarsie pays the Company rent of $7,000 per month for the use of this leased space, and paid a total of $84,000 in rent to the Company during fiscal 2003. Canarsie and the Company also equally shared the cost of an office manager for aircraft operations and an aircraft cleaner. Canarsie paid the Company an aggregate of $36,228 during fiscal 2003 for these personnel costs. The Company and Canarsie also shared certain expenses related to pilot training, with Canarsie paying the Company $8,250 for its share of those expenses.

      In April 2001, Mr. Schultz and a group of investors organized as The Basketball Club of Seattle, LLC (the “Basketball Club”) purchased the franchises for The Seattle Supersonics and The Seattle Storm basketball teams. Upon such purchase, the Basketball Club assumed pre-existing Team Sponsorship Agreements between the former owners and the Company. Pursuant to such agreements, the Company paid the Basketball Club and those franchises an aggregate of $777,884, $739,593 and $299,020 in fiscal 2003, 2002 and 2001, respectively. Mr. Schultz holds a controlling ownership interest in the Basketball Club.

      The Company establishes certain compensation arrangements with its executive officers at the time of hire. The arrangements include starting salary, bonus eligibility, initial stock option grants and relocation packages, where appropriate. In addition, most of such arrangements specify that the executive officer will receive an amount equal to twelve months of base salary as severance in the event that he or she is terminated for any reason other than cause. Neither Mr. Schultz nor Mr. Smith has such an arrangement with the Company.

      Mr. Behar, a member of the Board of Directors who had previously retired as an executive of the Company in 1999, returned to serve as the Company’s president, North America from September 2001 through December 2002. Mr. Behar deferred compensation of (1) $546,154, representing the unpaid portion of Mr. Behar’s fiscal 2002 base salary, (2) $623,872, representing Mr. Behar’s fiscal 2002 bonus, and (3) $629,974 representing income earned by Mr. Behar during fiscal 2003. In May 2003, Mr. Behar and the Company entered into an eight-year agreement (which superceded an earlier agreement of December 2001) that describes how the Company will pay Mr. Behar these deferred amounts, as well as an additional $25,000 per year for Mr. Behar’s services as an advisor to the Company. From November 1, 2002 until October 31, 2010 (the “Term”), Mr. Behar will be paid bi-weekly a base salary that annualizes to $250,000 per year.

      In the event that Mr. Behar dies before the Term expires, the Company will pay, or cause an insurer to pay, Mr. Behar’s surviving spouse (or Mr. Behar’s estate if his wife does not survive him) a single sum equal to the unpaid salary Mr. Behar would have received through the full Term of the agreement. The Company may terminate the agreement for cause and Mr. Behar may terminate the agreement at any time by providing the Company with written notice of his resignation. A termination of the May 2003 agreement, regardless of the reason for the termination, does not affect the Company’s obligation to compensate Mr. Behar for income he has already earned, but paid to him as deferred compensation under the agreement. Mr. Behar and his spouse are eligible to receive employee benefits in accordance with the terms of the Company’s medical, dental, vision and savings plans for the Term of the agreement. Mr. Behar is not eligible to participate in the NED Option Plan until he ceases to be employed by the Company for at least a year, but in the discretion of the Compensation Committee, Mr. Behar is eligible to receive stock option grants under the Key Employee Plan.

      Until January 1, 2003, Mr. Prentice, a member of the Company’s Board of Directors, was a member of the board of directors of PlayNetwork, Inc. (“PlayNetwork”), and was also affiliated with Chartwell Capital Investors II, L.P., which owns approximately 30% of PlayNetwork. Effective January 1, 2003, Mr. Prentice resigned from the board of directors of, terminated any affiliation with, and divested himself of any economic interest in, PlayNetwork, Inc. Starbucks purchases music services for its retail stores from PlayNetwork and, during the period in which Mr. Prentice was affiliated with PlayNetwork, paid $658,502, $2,954,808 and $2,343,657 to PlayNetwork for such services in fiscal 2003, 2002 and 2001, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). Officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2003, except that one Form 3 was not timely filed by Mr. Donald, one Form 4 was not timely filed by Mr. Behar, and one Form 4 was not timely filed by Peter Maslen, who was formerly president, Starbucks Coffee International, Inc. from August 1999 to June 2003.

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITOR

      The Audit Committee requests that shareholders ratify the Audit Committee’s selection of Deloitte to serve as the Company’s independent auditor for fiscal 2004. Deloitte audited the consolidated financial statements of the Company for fiscal 2003. Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY.

OTHER BUSINESS

      The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

      Shareholder proposals to be presented at the Company’s 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”) must be received by the Company at its executive offices at 2401 Utah Avenue South, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 24, 2004.

      Under applicable rules of the SEC, the Company’s management may vote proxies in their discretion if (1) the Company does not receive notice of the proposal on or prior to September 24, 2004, or (2) the Company receives written notice of the proposal on or prior to September 24, 2004, describes the proposal in the Company’s proxy statement relating to the 2005 Annual Meeting and states how the management proxies intend to vote with respect to such proposal.

SHAREHOLDERS SHARING THE SAME ADDRESS

      The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to shareholders for fiscal 2003 (the “2003 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees, and also supports Starbucks environmental goals set forth in our annual report on Corporate Social Responsibility.

      The 2003 Annual Report and this Proxy Statement are available at the Company’s web site at www.starbucks.com/aboutus/investor.asp. The Company will deliver promptly upon written or oral request a separate copy of the 2003 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2003 Annual Report or this Proxy Statement, shareholders should contact the Company at:

Investor Relations

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 447-1575 x87118
www.starbucks.com/aboutus/investor.asp

      If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

      A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      The 2003 Annual Report (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s shareholders with this Proxy Statement. The Company’s Annual Report on Form 10-K for fiscal 2003 (the “2003 10-K”) and the exhibits filed with it are available at the Company’s web site at www.starbucks.com/aboutus/investor.asp. Upon request by any shareholder to the following address, a copy of the 2003 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the 2003 10-K will be furnished for a fee which will not exceed the Company’s reasonable expenses in furnishing the exhibits:

Investor Relations

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 447-1575 x87118
www.starbucks.com/aboutus/investor.asp

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

January 22, 2004

APPENDIX A

STARBUCKS CORPORATION

AUDIT AND COMPLIANCE COMMITTEE CHARTER

Purpose

The primary purpose of the Audit and Compliance Committee (the “Committee”) is to oversee the accounting and financial reporting processes of Starbucks Corporation (the “Company”) and the internal and external audit processes. The Committee also assists the Board of Directors of the Company in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management and the Board of Directors have established, and compliance with the Company’s Standards of Business Conduct and Code of Ethics for the CEO and Finance Leaders.

In fulfilling its purpose, it is the responsibility of the Committee to provide an open avenue of communication between the Board of Directors, management, the internal audit department and the independent auditors. The Committee is the Board’s principal agent in ensuring the integrity of management and the adequacy of disclosure to shareholders. The opportunity for the independent auditors to meet with the entire Board of Directors as needed is not to be restricted, however. The independent auditors are ultimately accountable to the Committee, as representatives of the Company’s shareholders; the Committee has the sole authority to determine funding for, select, evaluate, and, where appropriate, replace the independent auditors. The Committee oversees the independent auditors, including their independence and objectivity.

The Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of information it receives, discussions with the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters.

Composition

The Committee shall be comprised of at least three (3) members, all of whom shall meet the independence requirements of The Nasdaq Stock Market, Inc., applicable laws, and rules and regulations of the Securities and Exchange Commission. The members of the Committee shall also meet all financial knowledge and experience qualifications required under rules promulgated by The Nasdaq Stock Market, Inc., the Securities and Exchange Commission or other governing body, as may be in effect from time to time. In addition, at least one member of the Committee shall be an “audit committee financial expert” as that term is defined in applicable rules. Members and a Chair of the Committee shall be recommended by the Nominating and Corporate Governance Committee and appointed by the full Board of Directors.

Authority

The Committee has the authority to investigate any activity of the Company within its scope of responsibilities, and shall have unrestricted access to members of management and all information relevant to its responsibilities. All employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of such advisors.

Meetings

The Committee shall meet at least seven times per year, and may hold additional meetings in person or telephonically as often as may be necessary or appropriate, in the discretion of the Chair of the Committee. Prior to each meeting, the Chair of the Committee may communicate with the independent auditors to review the agenda and solicit input on any additional topics that should be covered.

Attendance

Members of the Committee are expected to use all reasonable efforts to attend each meeting. As necessary or desirable, the Chair may request that members of management, the internal audit director, and representatives of the independent auditors be present at meetings of the Committee.

Minutes

Minutes of each meeting shall be prepared under the direction of the Chair of the Committee and circulated to Committee members for review and approval and then circulated to the Starbucks directors who are not members of the Committee. Copies are to be made available to the independent auditors.

Specific Duties

The Committee shall:

1.	Enable direct communication between the independent auditors and the Committee at any time. Instruct the independent auditors to report directly to the Committee any serious difficulties or disputes with management, and ensure they are appropriately resolved.

2.	Appoint, determine funding and other retention terms for, oversee and, if the Committee determines necessary or appropriate, replace the independent auditors.

3.	Review the scope of the independent auditor’s audit examination, including their engagement letter, prior to the annual audit of the Company’s consolidated financial statements. Approve in advance the engagement of the independent auditors and their fees for all audit and non-audit services. Adopt specific policies and procedures for such preapproval, ensuring that they provide sufficient detail so that the Committee’s responsibilities are not delegated to management. These policies and procedures may delegate authority to one or more members of the Committee to grant pre-approval, provided that the decision is presented to the Committee at its next scheduled meeting. Review all engagements of the independent auditors at the next scheduled meeting.

4.	Review the Company’s quarterly and annual financial results with management and the independent auditors. This review includes:

•	The financial statements and disclosures to be included in the Company’s Annual Report to Shareholders, the Annual Report on Form 10-K, or similar publicly filed documents.

•	Significant transactions not a normal part of the Company’s operations.

•	Any off-balance sheet structures.

•	The Company’s critical accounting policies and the disclosure of them in “Management’s Discussion and Analysis”.

•	Significant management judgments and accounting estimates.

•	Significant changes in the Company’s accounting policies or their application, or alternative GAAP treatments discussed with the independent auditor.

•	Adjustments proposed by the independent auditors.

•	The independent auditors’ audit opinion and their judgment on the quality of the Company’s accounting policies and financial reporting.

5.	Review the audit process with management and the independent auditors, upon completion of their annual audit, to evaluate:

•	The cooperation received by the independent auditors, including access to all requested information.

•	Any instances where management has obtained “second opinions” from other external auditors.

•	Any disagreements with management that, if not satisfactorily resolved, would have caused them to modify their report on the financial statements.

•	Management’s comments regarding the audit.

6.	Review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and disclosure, and the independent auditor’s related attestation. Consider with management and the internal and independent auditors whether any changes to such internal controls are appropriate.

7.	Based upon the review and discussion of the annual financial statements with management and the independent auditors, recommend to the Board that the annual financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Report to shareholders in the Company’s annual proxy statement on those matters required by the Securities and Exchange Commission.

9.	Review the internal audit department’s staffing, budget and responsibilities. Review and approve the internal audit plan. Enable direct communication between the Audit Committee and the director of internal audit at any time, as needed, to address concerns.

10.	Review and approve any dismissal of the internal audit director.

11.	Review periodically, with internal audit and the independent auditors, the adequacy of the Company’s accounting and financial personnel and any relevant recommendations concerning internal controls, accounting principles, and accounting/reporting systems.

12.	Review the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting and reporting policies.

13.	Review any inquiries related to accounting or financial reporting matters received from the Securities and Exchange Commission or other agencies, and management’s response thereto. Ensure that any complaints received by the Company regarding its accounting, internal control, or auditing matters are addressed.

14.	Review and approve or ratify all significant related party transactions and potential conflict of interest situations.

15.	Establish, review and update periodically the Company’s Standards of Business Conduct and the Code of Ethics for the CEO and Finance Leaders. Review with management the Company’s systems to monitor compliance with these standards and applicable legal requirements. Establish procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and procedures for their receipt, retention and treatment.

16.	Review periodically with management, the compliance officer and the Board any legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies, and compliance programs.

17.	Review and reassess the adequacy of this Charter and the Timetable of Audit and Compliance Committee Activities annually, or as circumstances dictate, and update as appropriate.

18.	Periodically evaluate and take steps to improve the effectiveness of the Committee in meeting its responsibilities under this Charter.

      This Charter is intended to provide a set of flexible guidelines for the effective functioning of the Committee. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee set forth herein at any time.

Transportation Information for the Starbucks Corporation

Annual Meeting of Shareholders
at
Marion Oliver McCaw Hall
(Please note – new location this year)
Mercer Street, between Third and Fourth Avenues, Seattle, Washington at
10 a.m. (Pacific Time)
on
Tuesday, March 30, 2004

Reminder: Each Proxy Statement contains two admission tickets for the Annual Meeting. Each attendee must present an admission ticket enclosed with this Proxy Statement. Registration opens at 8 a.m.

Driving directions to the Mercer Street Garage (directly across the street from McCaw Hall):

      Driving North or South on Interstate 5 (I-5): Take Exit 167, the Mercer Street/ Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley, stay in the center or left lanes; Valley becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

      From Ferry Terminal: Exit to the left (north) from the terminal on Alaskan Way; Alaskan Way turns right and becomes Broad Street; turn left onto Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

      From West Seattle: Take Highway 99 north; exit on Western Avenue; turn right on Broad Street; turn left onto Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

Parking Information:

There is plentiful parking in the area surrounding McCaw Hall, which is directly across the street from the Mercer Street Garage. Please see the map below for a variety of parking options:

Please note that because the location for this year’s Annual Meeting has a variety of parking, there will not be a parking lot shuttle from Safeco Field.

Bus Routes:

For bus routes and schedules serving the Seattle Center, visit King County Metro Online or call (206) 553-3000 or (800) 542-7876. Either Queen Anne neighborhood or Downtown lines may have a route that will serve your area.

Monorail:

Coming from downtown Seattle? Visit
http://www.seattlemonorail.com/

For additional transportation information, please visit www.seattlecenter.com/transportation or King County Metro Online at http://transit.metrokc.gov/.

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
STARBUCKS CORPORATION
This Proxy Is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby appoints Orin C. Smith and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) to be held at Marion Oliver McCaw Hall on Tuesday, March 30, 2004 at 10 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be marked, dated and signed on reverse side.)

▲ Detach here from proxy voting card. ▲

You can now access your Starbucks Corporation account online.

Access your Starbucks Corporation shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, agent for Starbucks Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

•	SSN
•	PIN
•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access
You are now ready to log in. To access your account please enter your:

•	SSN
•	PIN
•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History
•	Book-Entry Information
•	Issue Certificate
•	Payment History
•	Address Change
•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒
PLEASE SEE REVERSE SIDE

		FOR all nominees listed (except as withheld)	WITHHOLD AUTHORITY to vote for nominees listed
1.	ELECTION OF DIRECTORS:	☐	☐
Class 2 Directors:

01	William W. (Bill) Bradley
02	Gregory B. Maffei
03	Orin Smith

Class 3 Director:
04	Olden Lee

WITHHOLD AUTHORITY to vote for the following Directors:

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending October 3, 2004.	☐	☐	☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY.

Signature	Signature, if held jointly	Dated	, 2004

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲ Detach here from proxy voting card. ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/sbux		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.starbucks.com/aboutus/investor.asp